Aames 2001-4
Mortgage Pass-Through Certificates
Series 2001-4
Delinquency Report for May 28, 2002 Distribution
Delinquency Report - Report
		CURRENT	1 PAYMENT	2 PAYMTS	3+ PAYMTS	TOTAL
DELINQUENT	Balance		2,728,801.03	727,348.85	479,571.74	3,935,721.62
	% Balance		1.21%	0.32%	0.21%	1.75%
	# Loans		35	10	5	50
	% # Loans		1.43%	0.41%	0.20%	2.04%
FORECLOSURE	Balance	-	-	1,015,680.46	442,435.27	1,458,115.73
	% Balance	0.00%	0.00%	0.45%	0.20%	0.65%
	# Loans	-	-	11	8	19
	% # Loans	0.00%	0.00%	0.45%	0.33%	0.78%
BANKRUPTCY	Balance	536,070.48	-	-	-	536,070.48
	% Balance	0.24%	0.00%	0.00%	0.00%	0.24%
	# Loans	5	-	-	-	5
	% # Loans	0.20%	0.00%	0.00%	0.00%	0.20%
REO	Balance	-	-	-	-	-
	% Balance	0.00%	0.00%	0.00%	0.00%	0.00%
	# Loans	-	-	-	-	-
	% # Loans	0.00%	0.00%	0.00%	0.00%	0.00%

TOTAL	Balance	536,070.48	2,728,801.03	1,743,029.31	922,007.01	5,929,907.83
	% Balance	0.24%	1.21%	0.78%	0.41%	2.64%
	# Loans	5	35	21	13	74
	% # Loans	0.20%	1.43%	0.86%	0.53%	3.02%
Note: Current = 0-30days, 1 Payment =31-60days, 2 Payments = 61-90days, 3+ Payments = 91+

1 or 2 Payments Delinquent	3 or More Payments Delinquent

Total Foreclosure	Total Bankruptcy and REO

Note: Dates correspond to distribution dates.

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